Exhibit 12
WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)


                                                              Three Months Ended
                             Year Ended December 31,               March 31,
                     ---------------------------------------  ------------------

                        1993    1994    1995     1996     1997    1997     1998
                        ----    ----    ----     ----     ----    ----    -----
Fixed Charges:
 Interest cost      $  79,194  80,807  77,237  103,338  136,929  32,635  36,201
 One-third rent
  expense               4,819   5,227   5,976    6,906    7,535   1,810   1,916
                      -------  ------  ------  -------  -------  ------  ------

Total Fixed Charges $  84,013  86,034  83,213  110,244  144,464  34,445  38,117
                     ========  ======  ======  =======  =======  ======  ======


Add (Deduct):
 Earnings before
  income taxes      $ 189,168 288,923 823,804  306,086  111,263  21,206  33,712
 Interest capitalized (15,904) (9,294) (6,187) (10,534) (19,939) (3,492) (5,629)
                      -------  ------  ------  -------  -------  ------  ------

Earnings for
 Fixed Charges      $ 257,277 365,663 900,830  405,796  235,788  52,159  66,200
                      ======= ======= =======  =======  =======  ======  ======

Ratio of Earnings to
    Fixed Charges        3.06    4.25   10.83     3.68     1.63    1.51    1.74
                         ====    ====   =====     ====     ====    ====    ====

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